Exhibit 16.1

GEORGE STEWART, CPA
2301 South Jackson Street, Suite 101-G
Seattle, WA 98144

Securities and Exchange Commission
Washington, DC

Re:	Kentucky USA Energy, Inc.

Kentucky USA Energy, Inc. (the “Company”) has furnished to me the text of a statement to be set forth by the Company as part of Item 4.01 of a Report on Form 8-K that is to be filed by the Company on or about August 18, 2008, with the Securities and Exchange Commission (the “Commission”) with respect to my dismissal as independent public accountant for the Company on August 15, 2008. I agree with the text of the statement concerning my Firm that is to be part of Item 4.01 in such Form 8-K to be filed with the Commission.

By:	/s/ George Stewart
George Stewart

August 18, 2008